EXHIBIT 99

NEWS RELEASE

PGT Reports 2010 Third Quarter Results

VENICE, FL, November 3, 2010 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the third quarter ended October 2, 2010.  In the third quarter:

▪	Net sales were $47.2 million, an increase of $5.6 million, or 13.4%, over prior year third quarter;

▪	Gross margin was 30.9%, an improvement from the prior year third quarter gross margin adjusted for restructuring costs of 27.4%;

▪	Net loss was $207,000 compared to an adjusted net loss of $2.5 million in the prior year third quarter;

▪	Net loss per diluted share of $0.00 compared to an adjusted net loss per diluted share of $0.07 per share in 2009; and

▪	EBITDA was $4.7 million, compared to adjusted EBITDA of $3.2 million in the prior year third quarter.

Rod Hershberger, President and Chief Executive Officer of PGT said, “For the second straight quarter we are very pleased to report year over year sales growth. The increase of 13.4% was due mainly to the increase of sales in our core market, Florida, where sales were up 18.5% compared to the third quarter of 2009.  We saw increases in Florida for both our aluminum and vinyl product categories, and in both impact and non-impact products.  Housing starts in Florida increased 15% compared to the third quarter of 2009, driven by an increase in multi-family starts.  However, single family starts were essentially flat with starts from a year ago, and lower than the second quarter of 2010 by 17%, due in part to the expiring tax incentives and continued economic uncertainty.”

Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Our strategic initiatives have fueled third quarter sales growth.  WinGuard sales increased $3.7 million due in part to the success of our new aluminum door launched last fall and an increase in vinyl WinGuard sales into Florida, where many replacement customers took advantage of available tax credits.  Sales of PremierVue,  acquired last year, were up $800 thousand. Finally, our vinyl non-impact sales continue to expand, up $1.2 million, including $700 thousand in sales of the new replacement window designed for the Florida market.  As a result of the leverage gained from increased sales and the cost reduction initiatives taken in the back half of 2009, gross margin percentage improved to 30.9%, which is an increase of 3.5% over last year, after adjusting for 2009 restructuring costs. Third quarter’s EBITDA was $4.7 million, or 9.9% of sales, compared to prior year’s third quarter adjusted EBITDA of $3.2 million, or 7.6% of sales.”

Mr. Jackson continued, “During the quarter, we generated $4.3 million in cash from operations.  Our cash balance increased $3.2 million during the quarter to $25.2 million, and our net debt and corresponding leverage ratio, decreased to $27.8 million and 1.6X, respectively.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, November 4, 2010, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning November 4, 2010, at 1:30 p.m. eastern time through November 25, 2010. To access the replay, dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 15950095.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,200 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$47,179	$41,616	$136,700	$129,997
Cost of sales	32,594	30,752	95,547	94,618
Gross margin	14,585	10,864	41,153	35,379
Selling, general and administrative expenses	13,580	12,642	39,413	40,194
Income/(loss) from operations	1,005	(1,778)	1,740	(4,815)
Interest expense	1,212	1,735	3,950	5,050
Other (income) expense, net	-	27	(20)	33
Loss before income taxes	(207)	(3,540)	(2,190)	(9,898)
Income tax expense	-	(181)	77	(181)
Net loss	$(207)	$(3,359)	$(2,267)	$(9,717)

Basic net loss per common share	$(0.00)	$(0.09)	$(0.05)	$(0.27)

Diluted net loss per common share	$(0.00)	$(0.09)	$(0.05)	$(0.27)

Weighted average common shares outstanding:
Basic	53,654	36,282	49,014	36,227

Diluted	53,654	36,282	49,014	36,227

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 2,	January 2,
	2010	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$25,178	$7,417
Accounts receivable, net	17,405	14,213
Inventories	11,210	9,874
Deferred income taxes	622	622
Other current assets	6,188	7,860
Total current assets	60,603	39,986

Property, plant and equipment, net	59,760	65,104
Other intangible assets, net	63,034	67,522
Other assets, net	784	1,018
Total assets	$184,181	$173,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,458	$16,607
Current portion of long-term debt and capital lease obligations	388	105
Total current liabilities	16,846	16,712
Long-term debt and capital lease obligations	52,802	68,163
Deferred income taxes	17,937	17,937
Other liabilities	2,019	2,609
Total liabilities	89,604	105,421

Total shareholders' equity	94,577	68,209
Total liabilities and shareholders' equity	$184,181	$173,630

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Reconciliation to Adjusted net loss and Adjusted net loss per share (1):

Net loss	$(207)	$(3,359)	$(2,267)	$(9,717)
Reconciling item:
Restructuring charge (2)	-	903	-	3,905
Adjusted net loss	$(207)	$(2,456)	$(2,267)	$(5,812)

Weighted average shares outstanding:
Diluted (3)	53,654	36,282	49,014	36,227

Adjusted net loss per share - diluted	$(0.00)	$(0.07)	$(0.05)	$(0.16)

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss	$(207)	$(3,359)	$(2,267)	$(9,717)
Reconciling items:
Depreciation and amortization expense	3,650	4,060	11,537	12,092
Interest expense	1,212	1,735	3,950	5,050
Income tax expense	-	(181)	77	(181)
EBITDA	4,655	2,255	13,297	7,244
Restructuring charge (2)	-	903	-	3,905
Adjusted EBITDA	$4,655	$3,158	$13,297	$11,149
Adjusted EBITDA as percentage of net sales	9.9%	7.6%	9.7%	8.6%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 3, 2010.

(2) Represents charges related to restructuring actions taken in the first and third quarter of 2009. These charges relate primarily to employee separation costs. Of the $0.9 million restructuring charge in the third quarter of 2009, $0.5 million is included in costs of goods sold and $0.4 million is included in selling, general and administrative expenses. Of the $3.9 million restructuring charge in 2009, $1.9 million is included in cost of goods sold and $2.0 million is included in selling, general and administrative expenses.

(3) Due to the net losses in the first nine months of 2010 and 2009 , the effect of equity compensation plans is anti-dilutive. Weighted average common shares outstanding for 2009 have been restated to give effect to the bonus element contained in the 2010 rights offering.